Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND

FISCAL YEAR ENDED JUNE 30, 2012 AND FISCAL 2013 GUIDANCE

Highlights:

•	Record backlog of $497.5 million with bookings of $227.4 million in the fourth quarter

•	Revenues increased 13.0% in the fourth quarter and 17.8% in fiscal 2012

•	Incurred an income tax charge of $3.1 million, or $0.12 per fully diluted share

•	Fiscal 2012 EPS of $0.65 per fully diluted share inclusive of the above noted income tax charge and strategic investment costs of $0.07 per fully diluted share

•	Outlook for fiscal 2013 in line with strategic plan revenue growth of 12% to 15%

TULSA, OK – September 5, 2012 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and fiscal year ended June 30, 2012.

Overview

Results for the three and twelve months ended June 30, 2012 continue to show strong revenue growth with significant increases in the Storage Solutions and Oil Gas & Chemical segments. The pace of bookings remains strong in all segments with backlog growing to a record $497.5 million as of June 30, 2012, marking six consecutive quarters of growth. Bid flow remains strong with over $831.4 million of new work booked in fiscal 2012.

John R. Hewitt, President and CEO of Matrix Service Company, said “The solid revenue and backlog growth in the quarter and fiscal year is the result of our outstanding people and commitment to providing quality services to our customers. We continue to execute our strategic plan, including our new brand rollout last month.”

Fourth Quarter of Fiscal 2012 Results

Revenues for the fourth quarter ended June 30, 2012 were $184.9 million compared to $163.6 million in the same period a year earlier, an increase of $21.3 million, or 13.0%. Net income for the fourth quarter of fiscal 2012 was $1.8 million, or $0.07 per fully diluted share. Fourth quarter earnings included an income tax charge of $3.1 million, or $0.12 per fully diluted share. The income tax charge represents adjustments of $2.1 million for prior fiscal years and $1.0 million in fiscal 2012, of which $0.2 million related to fourth quarter activity. Fourth quarter earnings were also reduced by $0.03 per fully diluted share for activity related to our strategic investments, primarily due to our investments in the mining and minerals business, industrial cleaning, corporate development, and the branding initiative. In the same period a year earlier the Company earned $5.7 million or $0.21 per fully diluted share.

Consolidated gross profit was $18.7 million in the fourth quarter of fiscal 2012 compared to $20.9 million in the same period a year earlier. The decrease in gross profit was due to lower gross margins, which decreased from 12.8% in the fourth quarter of fiscal 2011 to 10.1% in the fourth quarter of fiscal 2012 largely offset by the impact of higher revenues. The decrease in margins was primarily due to geographic expansion in the Storage Solutions segment, strategic start-up costs, and a lower volume of work in the Industrial segment. The revenue increase is due to continued growth in the Storage Solutions business in Canada, and higher revenues in the Oil Gas & Chemical and Electrical Infrastructure segments, partially offset by lower Industrial revenue, which decreased due to project timing. Selling, general and administrative expenses were $12.2 million, or 6.6% of revenue, in the fourth quarter of fiscal 2012 compared to $11.4 million, or 6.9% of revenue, in the same period a year earlier.

Fiscal 2012 Results

Fiscal year 2012 revenues were $739.0 million compared to $627.1 million in fiscal 2011, an increase of $111.9 million, or 17.8%. Net income for fiscal 2012 was $17.2 million, or $0.65 per fully diluted share. Fiscal 2012 earnings included an income tax charge of $3.1 million, or $0.12 per fully diluted share. Fiscal 2012 earnings were also reduced by $0.07 per fully diluted share for activity related to our strategic investments, primarily due to our investments in the mining and minerals business, industrial cleaning, corporate development and the branding initiative. Net income for fiscal 2011 was $19.0 million, or $0.71 per fully diluted share.

Consolidated gross profit was $79.6 million in fiscal 2012 compared to $74.9 million in the same period a year earlier. The increase in gross profit was due to the impact of higher revenues partially offset by the effect of lower gross margins, which decreased from 11.9% in fiscal 2011 to 10.8% in fiscal 2012. The revenue increase is due to higher revenues in Oil Gas & Chemical resulting from turnaround and capital construction work and higher Storage Solutions revenues, which increased due to more work across most of the business. These increases were partially offset by lower Electrical Infrastructure and Industrial revenues. Selling, general and administrative expenses were $48.0 million, or 6.5% of revenues, in fiscal 2012 compared to $44.0 million, or 7.0% of revenue, in the same period a year earlier.

Backlog

Backlog at June 30, 2012 totaled $497.5 million, an increase of $42.5 million, or 9.3%, compared to the backlog at March 31, 2012, and an increase of $92.3 million, or 22.8%, compared to backlog at June 30, 2011.

Financial Position

At June 30, 2012, Matrix Service’s cash balance was $39.7 million. The cash balance along with the availability under the senior credit facility gives the Company liquidity of $146.5 million.

Earnings Guidance

The Company expects that fiscal 2013 revenues will be between $800 million and $850 million and earnings to be between $0.83 and $0.98 per fully diluted share.

Conference Call Details

In conjunction with the earnings release, Matrix Service will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Thursday, September 6, 2012 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at www.matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company

Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin S. Cavanah

Vice President and CFO

T: 918-838-8822

Email:kcavanah@matrixservicecompany.com

Matrix Service Company

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenues	$184,862	$163,629	$739,046	$627,052
Cost of revenues	166,206	142,755	659,428	552,138

Gross profit	18,656	20,874	79,618	74,914
Selling, general and administrative expenses	12,246	11,359	47,983	44,014

Operating income	6,410	9,515	31,635	30,900

Other income (expense):
Interest expense	(197)	(201)	(814)	(795)
Interest income	8	6	26	71
Other	73	(155)	(357)	440

Income before income tax expense	6,294	9,165	30,490	30,616
Provision for federal, state and foreign income taxes	4,508	3,482	13,302	11,634

Net income	$1,786	$5,683	$17,188	$18,982

Basic earnings per common share	$0.07	$0.21	$0.66	$0.72

Diluted earnings per common share	$0.07	$0.21	$0.65	$0.71

Weighted average common shares outstanding:
Basic	25,738	26,457	25,921	26,406
Diluted	26,122	26,797	26,298	26,686

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	June 30, 2012	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$39,726	$59,357
Accounts receivable, less allowances (2012—$1,201; 2011—$1,428)	108,034	103,483
Costs and estimated earnings in excess of billings on uncompleted contracts	68,562	40,056
Inventories	2,482	2,249
Income tax receivable	—	399
Deferred income taxes	6,024	5,607
Other current assets	5,688	4,399

Total current assets	230,516	215,550

Property, plant and equipment, at cost:
Land and buildings	28,846	28,287
Construction equipment	59,176	55,272
Transportation equipment	25,865	21,690
Furniture and fixtures	16,892	15,442
Construction in progress	2,910	2,465

	133,689	123,156
Accumulated depreciation	(78,814)	(69,845)

	54,875	53,311

Goodwill	28,675	29,058
Other intangible assets	6,504	6,953
Other assets	2,565	1,564

Total assets	$323,135	$306,436

Matrix Service Company

Consolidated Balance Sheets (continued)

(In thousands, except share data)

	June 30, 2012	June 30, 2011
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$48,931	$36,377
Billings on uncompleted contracts in excess of costs and estimated earnings	30,293	35,485
Accrued wages and benefits	15,298	18,099
Accrued insurance	6,912	7,514
Income taxes payable	1,115	—
Acquisition payable	400	—
Other accrued expenses	3,014	2,701

Total current liabilities	105,963	100,176

Deferred income taxes	6,075	5,789
Acquisition payable	—	800

Commitments and contingencies

Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2012 and June 30, 2011	279	279
Additional paid-in capital	116,693	113,686
Retained earnings	117,419	100,231
Accumulated other comprehensive income	771	1,436

	235,162	215,632

Less treasury stock, at cost – 2,141,990 and 1,417,539 shares as of June 30, 2012 and June 30, 2011	(24,065)	(15,961)

Total stockholders’ equity	211,097	199,671

Total liabilities and stockholders’ equity	$323,135	$306,436

Results of Operations

(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
Three Months Ended June 30, 2012
Gross revenues	$31,825	$54,713	$96,530	$2,220	$185,288
Less: inter-segment revenues	—	—	426	—	426

Consolidated revenues	31,825	54,713	96,104	2,220	184,862
Gross profit (loss)	4,092	5,772	9,316	(524)	18,656
Operating income (loss)	1,850	2,390	2,973	(803)	6,410

Three Months Ended June 30, 2011
Gross revenues	$24,907	$47,567	$83,840	$7,869	$164,183
Less: inter-segment revenues	—	23	531	—	554

Consolidated revenues	24,907	47,544	83,309	7,869	163,629
Gross profit	3,333	4,538	11,577	1,426	20,874
Operating income	1,310	1,611	5,733	861	9,515

Twelve Months Ended June 30, 2012
Gross revenues	$135,086	$206,031	$380,488	$19,983	$741,588
Less: inter-segment revenues	—	208	2,334	—	2,542

Consolidated revenues	135,086	205,823	378,154	19,983	739,046
Gross profit	16,676	20,070	42,393	479	79,618
Operating income	7,609	8,134	17,493	(1,601)	31,635

Twelve Months Ended June 30, 2011
Gross revenues	$151,065	$143,753	$299,762	$33,934	$628,514
Less: inter-segment revenues	7	399	1,056	—	1,462

Consolidated revenues	151,058	143,354	298,706	33,934	627,052
Gross profit	18,337	13,647	38,779	4,151	74,914
Operating income	9,111	3,105	16,612	2,072	30,900

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.

The following table provides a summary of changes in our backlog in the fourth quarter of fiscal 2012:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of March 31, 2012	$110,575	$74,574	$252,967	$16,816	$454,932
Net awards	48,949	98,001	79,708	724	227,382
Revenue recognized	(31,825)	(54,713)	(96,104)	(2,220)	(184,862)

Backlog as of June 30, 2012	$127,699	$117,862	$236,571	$15,320	$497,452

The following table provides a summary of changes in our backlog for fiscal 2012:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2011	$85,551	$92,162	$218,073	$9,332	$405,118
Net awards	177,234	231,523	396,652	25,971	831,380
Revenue recognized	(135,086)	(205,823)	(378,154)	(19,983)	(739,046)

Backlog as of June 30, 2012	$127,699	$117,862	$236,571	$15,320	$497,452